Exhibit 99.2

Hanger, Inc. announces Samuel M. Liang to become President of Hanger Clinic

AUSTIN, TX; May 12, 2014 — Hanger, Inc. (NYSE: HGR) today announced that Samuel M. Liang of Bayer HealthCare will join Hanger and will become the President of Hanger Clinic, its largest patient care subsidiary.  Mr. Liang will start as an Executive Vice President at Hanger and will work closely with incumbent Hanger Clinic President Richmond L. Taylor until the third quarter 2014, when Mr. Liang will assume the role of President of Hanger Clinic.  At that time, Mr. Taylor will remain an Executive Vice President of Hanger, Inc., continuing to work closely with Mr. Liang to ensure a smooth transition at Hanger Clinic, until his retirement on December 31, 2014.

“As former President and CEO of two medical device companies, Sam’s proven global leadership in healthcare aligns with Hanger Clinic’s continuing growth trajectory,” Hanger, Inc. President and CEO Vinit Asar said.  “Having worked with Sam previously, I can attest to his high integrity, strong collaborative style, and operational prowess.  He has built outstanding relationships with physicians, customers and other stakeholders in the medical community.  I am confident Sam will continue to improve on our strong O&P business while injecting new perspectives and driving new prospects.”

Mr. Liang brings 30 years’ global cross-functional experience in medical device and pharmaceutical business development and operations.  He will join Hanger from Bayer HealthCare, Radiology & Interventional where he serves as Senior Vice President.  Prior to that role, Mr. Liang served as President and CEO of MEDRAD, Inc., a business of Bayer HealthCare specializing in the development of diagnostic imaging and therapeutic medical devices and services, and of Vascular Therapies, LLC, a vascular device company that created a drug-eluting combination product platform technology.  Mr. Liang also held numerous leadership positions over 24 years at Cordis Corporation, a Johnson & Johnson company.

Mr. Liang earned a B.S.E. degree in mechanical engineering and material sciences from Duke University, North Carolina, and a master’s degree in management from the Kellogg Graduate School of Management, Northwestern University, Illinois.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

SOURCE Hanger, Inc.

George E. McHenry, (512) 777-3800, Russell G. Allen, (512) 777-3800, Jennifer Bittner, (512)777-3730

Hanger, Inc. • 10910 Domain Drive, Suite 300 • Austin, TX  78758
T 512-777-3800 • www.hanger.com